EXHIBIT 10.24

Novel Therapies Improving Lives	601 Gateway Blvd., Suite 800 South San Francisco, CA 94080
t: 650 228 1800
f: 650 228 1088 www.novacea.com

Confidential

November 21, 2005

Mr. Arundeep S. Pradhan

Director of Technology Research

Collaborations Oregon Health Sciences

University

Mail code: AD 120

2525 SW First Avenue, Suite 120

Portland, OR 97201

Re: Amendment to June 21, 2001 Agreement (OHSU Tech ID 413 License Amendment)

Dear Arun:

In going back through our files I realized that we have yet to finalize the changes to the June 27, 2001 Exclusive License Agreement (the “Agreement”) that have been discussed with your office over the course of the past year. More specifically:

Articles 1 and 3: As you know, [*] the Agreement lacks a definition of “Knowhow” and there is no express license to Novacea covering this unpatented data. As a result, we’ve proposed that “Licensed Knowhow” shall be included in the Article 2 Definitions and be defined as:

2.12

“...all proprietary information, methods, processes, techniques, data and biologic materials (including, without limitation, pre-clinical and clinical data) which are in the possession of or controlled by OHSU during the term of this

Agreement, which OHSU is free to license or sublicense, and which is necessary or useful for the manufacture, use or sale of a Licensed Product in the Field or to practice any Licensed Process in the Field in the Licensed Territory. Except as otherwise expressly agreed by the parties, the license to Novacea of Licensed Knowhow set forth above shall not obligate OHSU to conduct additional research or otherwise initiate any action with respect to the creation of new Licensed Knowhow.

We would then revise Section 3.01 to add “and Licensed Knowhow” after the words “Licensed Patent Rights” in line three. We would also revise Section 3.04 to add “and Licensed Knowhow” after “Licensed Patent Rights” in lines three and four.

Section 5.01: Add “Licensed Knowhow” after the words “Licensed Patent Rights” in line three.

Section 5.02: While this clause may be appropriate in a license covering a proprietary composition of matter, it is problematic with respect to a method patent - as DN-101 lacks composition of matter coverage and can lawfully be manufactured anywhere. We would like to delete this.

Section 6.02(b): Pursuant to my discussions with Jessica Zeaske and Mary Foley, we have proposed that this sub-section be written as follows:

“In the event that any Licensed Product or practice of Licensed Process incorporates other patent rights or rights in other intellectual property for which royalties are due by Licensee, then Licensee shall not be required to stack its royalty payments, and [*] percent ([*]%) of such royalties may be offset against earned royalties due to OHSU, provided that the amount to be paid under the paragraph 6.02(a) shall not be less than [*] percent ([*]%) of Net Sales of the Licensed Products or Licensed Processes.”

Sections 11.02-11.04: Add reference to “or interference proceedings” following the references to “infringement action” to assure that Novacea’s rights and responsibilities extend to such proceedings.

Appendix A: Updated to reflect current status.

If the foregoing if acceptable to you, please countersign the attached duplicate original of this letter and return it my attention. If you have any questions, please feel free to give me a call.

Regards,

/s/ Brad Goodwin
Brad Goodwin
CEO

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreed this        day of November, 2005

/s/ Arundeep S. Pradhan

OREGON HEALTH AND SCIENCE UNIVERSITY

By:	Arundeep Pradhan

Its:	Director, Technology & Research Collaborations

CC: Paul Westberg (Novacea); Ed Albini (Novacea); Mary Foley, PhD (OHSU)

OHSU Tech ID 413 License Amendment	11/8/2005

Appendix A

Patent Status for Technology Disclosure 413, “Pulse Doses of Vitamin D and Analogues as Anticancer Therapy”—as of 11/8/2005

Patent Appl Type	Country	File Dat	Serial No.	Patent No	Patent Status	Legal Ref.
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.